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                                                                    Exhibit 99.1

For release: July 14, 2004, 6:00 am EDT               Contact:   Mark Rittenbaum

GREENBRIER ANNOUNCES ADOPTION OF STOCKHOLDER RIGHTS PLAN

         Lake Oswego, Oregon, July 14, 2004 - The Greenbrier Companies [NYSE:GBX] announced today that its Board of Directors has adopted a stockholder rights plan. The rights plan, which is similar in design to plans adopted by more than 2,200 publicly traded companies, is structured to help ensure that all Greenbrier stockholders will receive fair and equal treatment in the event of any unsolicited attempt to acquire Greenbrier.

         William A. Furman, president and chief executive officer of Greenbrier, said, "The plan is being adopted as part of an updating of the Company' corporate governance practices and is not in response to any specific effort to acquire the Company. The plan is intended to encourage any potential acquirer to negotiate directly with the Company's Board of Directors and to allow the Board of Directors sufficient time to study and respond to any unsolicited attempt to acquire the Company."

         To implement the rights plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right per share of common stock, payable to all stockholders of record as of July 26, 2004. The rights will be distributed as a non-taxable dividend to stockholders of record on July 26, 2004 and will expire on July 26, 2014. The rights will automatically trade with the underlying Greenbrier common stock, and no separate preferred stock purchase rights certificates will be distributed. The rights to acquire preferred stock are not immediately exercisable and will become exercisable only if a person or group acquires or commences a tender offer for 12% or more of Greenbrier common stock.

         Adoption of the plan coincides with the expiration on July 1, 2004 of certain provisions of the Stockholders' Agreement between Alan James and William
A. Furman, which requires their shares to be voted in concert on matters submitted to a vote of Greenbrier's stockholders. In determining whether 12% ownership has been acquired under the rights plan, the present holdings by James and Furman (each of whom currently owns 29.3% of Greenbrier's common stock), and certain related entities are grandfathered. No additional shares may be acquired by James or Furman without triggering the rights plan.

         If a person or group acquires, obtains a right to acquire, or commences a tender offer for 12% or more of Greenbrier's common stock, each holder of these rights, except the acquirer, will be entitled to exercise a right to receive upon exercise that number of shares of Greenbrier common stock equal to twice the exercise price of the rights divided by the market value of Greenbrier's common stock at the time of such acquisition. In addition, in the event
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of a business combination, or certain sale transactions, the rights permit their holders to receive the number of shares of the acquirer's or surviving corporation's common stock having a market value of two times the exercise price of the right.

         Greenbrier's Board of Directors may terminate the rights plan at any time or redeem the rights for $0.01 per right at any time until 10 days after a person meets the triggering threshold under the plan.

         The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 13 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 11,000 railcars, and performs management services for approximately 122,000 railcars.

         "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading "Forward Looking Statements" on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.